As filed with the Securities and Exchange Commission on May 13, 1997
                                             Registration No.
333-________

             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.  20549
                          FORM S-8
   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  LAKE ARIEL BANCORP, INC.
   (Exact name of registrant as specified in its charter)

               Pennsylvania                               23-244948
(State or other jurisdiction of incorporation of organization)
                                    (I.R.S. Employer Identification No.)

                Post Office Box 67, Route 191
               Lake Ariel, Pennsylvania  18436
                 Telephone:  (717) 698-5695
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
_____________________________________________________________________

       Lake Ariel Bancorp, Inc. 1997 Stock Option Plan
                  (Full title of the Plan)
   _______________________________________________________

          JOHN G. MARTINES, CHIEF EXECUTIVE OFFICER
                  LAKE ARIEL BANCORP, INC.
                Post Office Box 67, Route 191
               Lake Ariel, Pennsylvania  18436
                 Telephone:  (717) 698-5695
      (Name, address, including ZIP code, and telephone
     number, including area code, of agent for service)
       ______________________________________________

                       With a Copy To:
                   JOHN B. LAMPI, ESQUIRE
               SCHNADER HARRISON SEGAL & LEWIS
              30 North Third Street, Suite 700
               Harrisburg, Pennsylvania  17101
                 Telephone:  (717) 231-4000

               CALCULATION OF REGISTRATION FEE



Title of
securities to
be registered
Amount to
be
registered
Proposed
maximum
offering price
per share (1)
Proposed
maximum
aggregate
offering price
(1)

Amount of
registration fee (1)


Common Stock,
par value
$.42 per
share
50,000
shares
$20.875
$1,043,750
$316.29


(1) Estimated in accordance with Rule 457(h), based upon the average of the bid and asked price of the Shares of Registrant's common stock as of May 13, 1997.


     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.


            Index to Exhibits Found on Page R-20

LAKE ARIEL BANCORP, INC.
                          FORM S-8

             CROSS REFERENCE SHEET TO PROSPECTUS

                           PART I.
    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Form S-8
Item No.       Item in Form S-8         Prospectus Caption or Location

             Outside Front Cover Page of the Prospectus    Cover Page

             Inside Front and Outside Back Cover Pages
             of the Prospectus . . . . . . . . . . .       Inside Cover Page;
                                                           Outside Bank Cover
                                                           Page

             Available Information . . . . . . . . .       1

             The Company . . . . . . . . . . . . . .       2

Item 1       Plan Information. . . . . . . . . . . .       Option Plan
                                                           Information

Item 1(a)    General Plan Information. . . . . . . .       Option Plan
                                                           Information

Item 1(b)    Securities to be Offered. . . . . . . .       Securities To Be
                                                      Offered

Item 1(c)    Employees Who May Participate in the Plans    Option Plan
                                            Information - Eligibility

Item 1(d)    Purchase of Securities Pursuant to the Plans
             and Payment for Securities Offered. . . .     Option Plan
                                                           Information - Form
                                                           and Provision of
                                                           Awards

Item 1(e)    Resale Restrictions . . . . . . . . . .       Option Plan
                                                           Information -
                                                           Conditions
                                                           Relating To
                                                           Exercise Of
                                                           Options

Item 1(f)    Tax Effects of Plan Participation . . .       Tax Effects of
                                                           Participation in
                                                           the Option Plan

Item 1(g)    Investment of Funds . . . . . . . . . .       N/A

Item 1(h)    Withdrawal from Plan; Assignment of Interest
                                                    Option Plan Information
             -                                         Effect of
             Termination
                                                  of Employment or Death

Item 1(i)    Forfeitures and Penalties . . . . . . .       N/A

Item 1(j)    Charges and Deductions and Liens Therefor
Option Plan Information-Withholding Taxes

Item 2       Registrant Information and Employee
             Plan Annual Information . . . . . . . .       Company
                                                           Information
                                                           Incorporated By
                                                           Reference;
                                                           Available
                                                           Information

PROSPECTUS

                      50,000 Shares

                LAKE ARIEL BANCORP, INC.
              Post Office Box 67, Route 191
             Lake Ariel, Pennsylvania  18436

________________________________________________________

                 1997 STOCK OPTION PLAN
________________________________________________________

         Common Stock, Par Value $.42 Per Share
________________________________________________________



         This Prospectus relates to 50,000 shares of Common
Stock, issuable to officers and key employees of the Company and its subsidiary under the Company's 1997 Stock Option Plan ("Option Plan").



      _____________________________________________


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
 BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR
    HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY
     OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
             CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF COMMON STOCK ARE NOT BANK DEPOSITS,
      ARE NOT OBLIGATIONS OF, OR GUARANTEED BY ANY
       BANK, ARE NOT INSURED OR GUARANTEED BY THE
        FEDERAL DEPOSIT INSURANCE CORPORATION OR
            ANY OTHER GOVERNMENT AGENCY, AND
           INVOLVE INVESTMENT RISK, INCLUDING
             THE POSSIBLE LOSS OF PRINCIPAL.

      _____________________________________________



       The date of this Prospectus is May 13, 1997
         NO PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                    TABLE OF CONTENTS
                                                 Page

AVAILABLE INFORMATION                                 1

THE COMPANY                                           2

OPTION PLAN INFORMATION                               2
    Eligibility                                       2
    Shares Available                                  3
    Administration of the Option Plan                 3
    Form and Provision of Awards                      4
    Conditions Relating to Exercise of Options        4
    Effect of Termination of Employment or Death      5
    Rights as a Shareholder                           6
    Anti-Dilution Provisions                     6
    Withholding Taxes                                 6
    Term of Option Plan; Amendments; Termination      7

SECURITIES TO BE OFFERED                              7
    Description of Common Stock                       7
         General                                 7
         Anti-takeover Provisions                8

MARKET FOR COMMON STOCK AND DIVIDENDS                 12
    Dividend Restrictions on the Bank                 13
    Dividend Restrictions on the Company              13

TAX EFFECTS OF PARTICIPATION IN THE OPTION PLAN            14

COMPANY INFORMATION INCORPORATED BY REFERENCE              14

LEGAL OPINION                                    15


 AVAILABLE INFORMATION


             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60621-2511 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company files such material electronically with the SEC. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC Website is http://www.sec.gov. The Company's Common Stock is quoted on the NASDAQ National Market System - Small Cap Issues under the symbols "LABN" or "LakeAriel", and such reports, proxy statements, and other information can also be inspected at the office of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

             The Company has filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "1933 Act") with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus omits certain information contained in the Registration Statement pursuant to the rules and regulations of the SEC, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company on the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement and the exhibits thereto may be inspected without charge at offices of the SEC, and copies of all or any portion thereof may be obtained from the SEC upon payment of the prescribed fees.

                       THE COMPANY


             The Company is a Pennsylvania business corporation incorporated on May 23, 1983, and registered under the provisions of the Bank Holding Company Act of 1956, as amended.

             The Company's primary federal regulator is the Board of Governors of the Federal Reserve System (the "FRB"). Under FRB policy, the Company is expected to act as a source of financial strength to its subsidiary bank and to commit resources to support its subsidiary bank. This support may be required at times when, absent such FRB policy, the Company may not find itself able to provide such support.

             The Company has one wholly-owned subsidiary bank, LA Bank, N.A. (the "Bank"). The Company's and the Bank's principal executive offices are located at 120 N. Keyser Avenue, Scranton, Pennsylvania, telephone (717) 343-8200. The Company has limited space requirements and, therefore, does not reimburse the Bank for such use.

             The Company functions primarily as the holder of all the Bank's capital stock. Although the Company does not have any acquisition plans, the Company may acquire or form additional subsidiaries, including other banks to the extent provided by law. In addition, the Bank may acquire or form additional branch offices.

             As of March 31, 1997, the Company and the Bank had consolidated assets of approximately $328.5 million, total consolidated stockholders equity of approximately $21.5 million, and total consolidated liabilities of approximately $307 million.

             As of March 31, 1997, the Company had approximately
1,174 shareholders of the Common Stock.

             The Bank has approximately 136 employees as of March 31, 1997. The Company does not own or have any property.

             A description of the Company's Option Plan follows. The description of the Option Plan contained in this Prospectus is not complete and is qualified in its entirety by the actual terms of the Option Plan which are attached as an Exhibit to the Registration Statement, and any amendments or interpretations thereof, to which reference is made.


                 OPTION PLAN INFORMATION


Eligibility

             Officers and key employees of the Company and the Bank shall be eligible for selection by the Benefits/Compensation Committee (see discussion below on Administration of the Option
Plan) to be granted options. An employee who has been granted an option may, if he or she is otherwise eligible, be granted an additional option or options if the Benefits/Compensation
Committee shall so determine.

Shares Available

             The number of shares of the Common Stock which may be issued pursuant to the Option Plan shall not exceed in the aggregate 50,000 shares. If any outstanding option for any reason expires or is terminated without the issuance of shares (whether or not cash or other consideration is paid with respect to such shares), such shares not issued as a result may again be subject to an option under the Option Plan. In addition, the number of shares available under the Option Plan is subject to adjustment in the event of stock dividends, stock splits, merger and other similar events.

Administration of the Option Plan

             The Option Plan is administered by the
Benefits/Compensation Committee of the Board of Directors of the Company (the "Benefits/Compensation Committee") currently consisting of three outside directors. The Benefits/Compensation Committee shall consist of two or more directors of the Company each of whom shall not: be an employee or officer of the Company or the Bank; receive compensation directly or indirectly in an amount required to be disclosed under Item 404(a) of the SEC's Regulation S-K; have an interest in a transaction requiring disclosure thereunder; or be engaged in a business relationship requiring disclosure under Item 404(b) of SEC Regulation S-K.

             The Benefits/Compensation Committee shall have authority to interpret the provisions of the Option Plan, to construe the terms of any option, to prescribe, amend and rescind rules and regulations relating to the Option Plan, to determine the terms and provisions of options granted thereunder, and to make all other determinations in the judgment of the Benefits/Compensation Committee necessary or desirable for the administration of the Option Plan. Without limiting the foregoing, the Benefits/Compensation Committee shall, to the extent and in the manner contemplated therein, exercise the discretion granted to it to determine to whom options shall be granted, how many shares shall be subject to each such option, whether an optionee shall be required to surrender for cancellation an outstanding option as a condition to the grant of a new option, and the prices at which shares shall be sold to optionees. The Benefits/Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Option Plan or in any option in the manner and to the extent it shall deem expedient to effectuate the purposes and intent of the Option Plan and shall be the sole and final judge of such expediency.

             The Option Plan constitutes an element of the 1997 Incentive Bonus Plan of the Company. Each year's cash bonus is determined by the extent to which financial targets for the year are achieved by the Company. The Benefits/Compensation Committee shall grant to each participant in the Incentive Bonus Plan an Option with an aggregate exercise price equal to the amount of cash bonus for the year payable to the participant.

             Any power granted to the Benefits/Compensation Committee either in the Option Plan or by the Board of Directors, except the timing and purchase price of and number of shares covered by any option or the selection of individual employees to participate in the Option Plan, may at any time be exercised by the Board of Directors, and any determination by the Benefits/Compensation Committee, other than with respect to the timing and purchase price of and number of shares covered by any option or the selection of individual employees to participate in the Option Plan, shall be subject to review and reversal or modification by the Board of Directors on its own motion, except that the Board of Directors may not impair the rights of optionees under options previously granted.

Form and Provision of Awards

             The option price of stock options and the period during which each option can be exercised is fixed by the Benefits/Compensation Committee, but in no case can the exercise price be less than 100% of the fair market value (as determined under the Option Plan) of the shares at the time the option is granted or awarded. Each option and all rights thereunder shall expire and the option shall no longer be exercisable on a date not later than ten years from the date such option was granted or awarded. An option can generally be exercised only by the optionee, and only while he is employed by the Company. However, an option can be exercised up to one year after the optionee's death, disability or retirement, up to 30 days after involuntary termination of employment, and up to 90 days after any termination of employment at the discretion of the Benefits/Compensation Committee, but only to the extent the option was exercisable at termination of employment and would have otherwise remained exercisable. Transfer of employment between the Company and a subsidiary or between two subsidiaries does not constitute termination of employment for this purpose.

Conditions Relating to Exercise of Options

             Except as otherwise provided for in cases of termination or death (see discussion below), the shares subject to any option may be purchased at any time during the term of the option, unless, at the time an option is granted, the Benefits/Compensation Committee shall have fixed a specific period or periods in which exercise must take place. To the extent an option is not exercised when it becomes initially exercisable, or is exercised only in part, the option or remaining part thereof shall not expire but shall be carried forward and shall be exercisable until the expiration or termination of the option. Partial exercise as to whole shares is permitted from time to time, provided that no partial exercise of an option shall be for a number of shares having a purchase price of less than $1000.

             No option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and options shall be exercisable during the lifetime of an optionee only by such optionee or by his or her guardian or legal representative.

             Certificates for shares purchased upon exercise of options shall be issued either in the name of the optionee or in the name of the optionee and another person jointly with the right of survivorship. Such certificates shall be delivered as soon as practical following the date the option is exercised.

             An option shall be exercised by the delivery to the Company at its principal office, to the attention of its Secretary, of written notice of the number of shares with respect to which the option is being exercised, and of the name or names in which the certificate for the shares is to be issued, and by paying the purchase price for the shares and any withholding tax required to be paid. The purchase price shall be paid in cash or by certified check or bank cashier's check. Alternatively, to the extent permitted by the Benefits/Compensation Committee at or prior to the time of exercise and in its sole discretion, the purchase price may be paid by delivering to the Company shares (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by the optionee having a fair market value equal to the purchase price.

             Any person exercising an option or transferring or receiving shares shall comply with all regulations and requirements of any governmental authority having jurisdiction over the issuance, transfer or sale of securities of the Company or over the extension of credit for the purposes of purchasing or carrying any margin securities, or the requirements of any stock exchange on which the shares may be listed, and as a condition to receiving any shares, shall execute all such instruments as the Benefits/Compensation Committee in its sole discretion may deem necessary or advisable.

             Each option shall be subject to the requirement that if the Benefits/Compensation Committee shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental or regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issuance or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effective or obtained free of any conditions not acceptable to the Benefits/Compensation Committee.

Effect of Termination of Employment or Death

             In the event of termination of an optionee's employment by reason of such optionee's death, disability, or retirement with the consent of the Board of Directors of the Company or in accordance with an applicable retirement plan, any outstanding option held by such optionee shall remain exercisable, only to the extent such option was exercisable immediately prior to such termination of employment, at any time prior to its expiration date or, if earlier, the first anniversary of such termination of the optionee's employment.

             If the Company terminates an optionee's employment, any outstanding option held by such optionee shall remain exercisable, only to the extent such option was exercisable immediately prior to such termination of employment, at any time prior to its expiration date or, if earlier, thirty (30) days after such termination of the optionee's employment by the Company, except that the Benefits/Compensation Committee may, in its discretion, elect to permit exercise for a period ending on the earlier of the expiration date of the option and a date ninety (90) days after such termination of the optionee's employment by the Company as to the total number of shares purchasable under the option as of the date of termination.

             In the event that an optionee's employment ceases for any reason other than death, disability, retirement with the consent of the Board of Directors of the Company or in accordance with an applicable retirement plan or termination by the Company, all rights of any kind under any outstanding option held by such optionee shall immediately lapse and terminate, except that the Benefits/Compensation Committee may, in its discretion, elect to permit exercise for a period ending on the earlier of the expiration date of the option and a date ninety (90) days after the termination of employment as to the total number of shares purchasable under the option as of the date of termination.

             Whether an authorized leave of absence or absence in military or government service shall constitute termination of employment shall be determined by the Benefits/Compensation Committee. Transfer of employment between the Company and a subsidiary corporation or between one subsidiary corporation and another shall not constitute termination of employment.

Rights as a Shareholder

             An optionee shall have no rights as a shareholder with respect to any shares covered by an option until the date of issuance of a certificate to him or her for such shares. Except as otherwise expressly provided in the Option Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date of issuance of such certificate.

Anti-Dilution Provisions

             In case the Company shall (i) declare a dividend or dividends on its shares payable in shares of its capital stock,
(ii) subdivide its outstanding shares, (iii) combine its outstanding shares into a smaller number of shares, or (iv) issue any shares of capital stock by reclassification of its shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the number of shares authorized under the Option Plan will be adjusted proportionately. Similarly, in any such event, the Benefits/Compensation Committee may make such adjustments in the number of shares subject to unexercised options and the option prices as it deems equitable.

             Each optionee will be notified of any such adjustment and any such adjustment, or the failure to make such adjustment, shall be binding on the optionee.

Withholding Taxes

             Whenever an option is to be exercised under the Option Plan, the Company shall have the right to require the optionee, as a condition of exercise of the option, to remit to the Company an amount sufficient to satisfy the Company's (or a subsidiary's) Federal, state and local withholding tax obligation, if any, that will, in the sole opinion of the Benefits/Compensation Committee, result from the exercise. In addition, the Company shall, at the election of the optionee, satisfy any such withholding tax obligation by retention of shares issuable upon such exercise having a fair market value on the date of exercise equal to the amount to be withheld.

Term of Option Plan; Amendments; Termination

             The Option Plan became effective on February 11, 1997, and was approved by the shareholders of the Company on April 29, 1997, and will terminate on February 11, 2007. No grants or awards may be made under the Option Plan after its expiration date, but grants or awards made prior thereto may extend beyond the termination date. The Board of Directors may at any time and from time to time terminate or modify or amend the Option Plan in any respect, except that, without shareholder approval, the Board may not: (a) materially increase the benefits accruing to participants under the Option Plan, (b) increase the number of shares of the Common Stock which may be issued under the Option Plan or (c) modify the requirements as to eligibility for participation under the Option Plan. The termination or modification or amendment of the Option Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted or awarded to him or her. With the consent of the optionee, the Board of Directors may amend an outstanding option in a manner not inconsistent with the Option Plan.


                SECURITIES TO BE OFFERED


Description of Common Stock

General

             The Company is authorized to issue 5,000,000 shares of common stock, par value $.42 per share (the "Common Stock"), of which 1,771,328 shares were issued and outstanding at April 30, 1997. The remaining 3,228,672 authorized but unissued shares of Common Stock may be issued by the Board of Directors without further stockholder approval. Issuance of these shares could cause a dilution of the book value of the Common Stock and of the voting power of present stockholders. The holders of the Common Stock are entitled to one vote per share on all matters presented to them and do not have cumulative voting rights in the election of directors.

             The Common Stock has no preemptive, subscription or conversion rights or redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each stockholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation.

             Holders of Common Stock who are Pennsylvania residents will not be subject to the Pennsylvania county personal property tax on their shareholdings. However, in some jurisdictions, shares of Common Stock of a general business corporation may be treated differently from shares of stock of a bank and trust company as subjects of personal property taxation.

Anti-takeover Provisions

             Under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), and the Amended Articles of Incorporation and By-laws of the Company, there are nine provisions that would be deemed to be "anti-takeover" in nature. Four of these provisions are under the BCL and relate to corporations that have their securities registered with the Securities and Exchange Commission under Section 12 of the 1934 Act ("Registered Corporations"). The Company is a Registered Corporation under the BCL.

             Provisions Under the BCL. Two of these statutory provisions eliminate the rights of the stockholders of Registered Corporations to call a special meeting of stockholders and to propose an amendment to the Amended Articles of Incorporation of the Company. One effect of these provisions will be to prevent the calling of a special meeting of stockholders for the purpose of considering a merger, consolidation or other corporate combination which does not have the approval of a majority of the members of the Board of Directors. Therefore, such a provision may have the effect of making the Company less attractive as a potential takeover candidate by depriving stockholders of the opportunity to initiate special meetings at which a possible business combination might be proposed.

             The elimination of these two rights under the BCL for Registered Corporations will discourage attempts by stockholders to disrupt the business of the Company between annual meetings of the stockholders by calling a special meeting. Furthermore, these provisions will provide a greater time for consideration of any stockholder proposal to the extent that his, her or its proposal must be deferred until the next annual meeting of stockholders and must comply with certain notice requirements and proxy solicitation rules in advance thereof. These BCL provisions would not affect the calling of a special meeting by a majority of the members of the Board of Directors if, in their judgment, there are matters to be acted upon which are in the best interests of the Company and its stockholders.

             Another BCL provision to which the Company will be subject, requires disgorgement to the Company of any profits from the sale of the Company's Common Stock by a controlling person or group. In general, a controlling person or group occurs when that person or group makes: (1) any public disclosure that such person or group may acquire control of the Company; or (2) any acquisition (whether secret or disclosed) or public disclosure of an offer or intent to acquire at least 20% of the voting shares of the Company. The obligation to disgorge any profits may be enforced by the Company or by any stockholder in an appropriate legal action against such controlling person or group. This provision is designed to reduce the exposure of the Company to threats of "greenmail" and to discourage the manipulation of the price of the Company's Common Stock by putting the Company "in play."

             Any profit realized by a controlling person or group shall be recoverable by the Company where the profit is realized by such person or group from the sale of the shares of the Company's Common Stock within 18 months after such person or group obtained the status of a controlling person or group and the shares had been acquired by the controlling person or group within 24 months prior or 18 months subsequent to the obtaining by such person or group of the status of a controlling person or group. Acquisition and disposition of shares of the Company's Common Stock under this provision may be made without the penalty of profit disgorgement if first approved by the directors and the stockholders of the Company.

             The last provision under the BCL relates to a "Business Combination" involving a Registered Corporation. Business Combination means any one of the following transactions involving an "Interested Stockholder:" (1) a merger or consolidation of the Company with an Interested Stockholder or any other corporation which is, or after the merger or consolidation would be, an affiliate or associate of the Interested Stockholder;
(2) a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder or any affiliate or associate of such Interested Stockholder of the assets of the Company or any subsidiary of the Company having an aggregate market value equal to ten percent (10%) or more of the consolidated assets, of all outstanding shares or of the consolidated earning power and net income, of the Company; (3) the issuance or transfer by the Company or any subsidiary of any shares of the Company or any subsidiary which has an aggregate market value at least equal to five percent (5%) of the aggregate market value of all such outstanding shares to an Interested Stockholder or any affiliate or associate; (4) the adoption of any plan for the litigation or dissolution of the Company proposed by, or pursuant to any agreement with, the Interested Stockholder or any affiliate or associate; (5) a reclassification of securities or recapitalization of the Company or any merger or consolidation of the Company with any subsidiary of the Company or any other transaction proposed by, or pursuant to any agreement with, the Interested Stockholder or any affiliate or associate, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of the Company owned by the Interested Stockholder; or (6) the receipt by the Interested Stockholder or any affiliate or associate of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the Company. An "Interested Stockholder" is any person that is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least twenty percent (20%) of the votes that all stockholders would be entitled to cast in an election of directors of the Company.

             The Company shall not engage in a Business Combination with an Interested Stockholder other than: (1) a Business Combination approved by the Board of Directors prior to the date on which the Interested Stockholder acquires at least twenty percent (20%) of the shares ("Share Acquisition Date") or where the purchase of shares by the Interested Stockholder has been approved by the Board of Directors of the Company; (2) a Business Combination approved by a majority of the votes that all stockholders would be entitled to cast, not including those shares held by the Interested Stockholder, at a meeting called for such purpose, no earlier than three months after the Interested Stockholder became, and if at the time of the meeting the Interested Stockholder is, the beneficial owner, directly or indirectly, of shares entitling the Interested Stockholder to cast at least eighty percent (80%) of the votes that all stockholders would be entitled to cast in an election of directors of the Company and if the Business Combination satisfies certain minimum conditions (see discussion below); (3) a Business Combination approved by the affirmative vote of all of the stockholders of the outstanding shares; (4) a Business Combination approved by a majority of the votes that all stockholders would be entitled to cast not including those shares beneficially owned by the Interested Stockholder at a meeting called for such purpose no earlier than five years after the Interested Stockholder's Share Acquisition Date; and (5) a Business Combination approved at a stockholders' meeting called for such purpose no earlier than five years after the Interested Stockholder's Share Acquisition Date and that meets certain minimum conditions (see discussion below).

             The certain minimum conditions discussed in Business Combinations under (2) and (5) above generally require that the aggregate amount of the cash and the market value of consideration other than cash (such as stock, bonds or debentures) to be received per share by the stockholders of the Company be at least equal to the highest per share price paid by the Interested Stockholder at a time when the Interested Stockholder was the beneficial owner of shares entitling him to cast at least five percent (5%) of the votes that all stockholders would be entitled to cast in an election of directors: (A) within the 5-year period immediately prior to the announcement date of the Business Combination or (B) in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher; plus, in either situation, interest compounded annually from the earlier date on which the highest per-share acquisition price was paid through the consummation date at the rate of 1-year United States Treasury obligations from time to time in effect less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than cash.

             The above BCL provision relating to Business
Combinations is designed to help assure that if, despite the Company's best efforts to remain independent, the Company is nevertheless taken over, each stockholder will be treated fairly vis-a-vis every other stockholder and that arbitragers and professional investors will not profit at the expense of the Company's long-term public stockholders. It should be noted that while the Business Combination provision is designed to help assure fair treatment of all stockholders vis-a-vis other stockholders in the event of a takeover, it is not the purpose of the Business Combination provision to assure that stockholders will receive a premium price for their shares in a takeover. Accordingly, the Board of Directors is of the view, that the Business Combination provision would not preclude the Board of Director's opposition to any future takeover proposal which it believes not to be in the best interests of the Company and its stockholders, whether or not such a proposal satisfies the requirements of the Business Combination provision or Fair Price provision or both.

             Provisions Under the Amended Articles of
Incorporation. Other provisions that could be considered "anti-takeover" are the requirements in the Company's Amended Articles of Incorporation that the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the Company's Common
Stock is required to approve any merger, consolidation, dissolution or liquidation of the Company or the sale of all or substantially all of its assets. This provision ensures that any extraordinary corporate transaction could be effected only if it received a clear mandate from the stockholders. However, this provision could give the Company's management a veto power over certain acquisitions regardless of whether any such acquisition is desired by or beneficial to a majority of the stockholders and thereby assist management in retaining their present positions.
Also, this provision could give the holders of a minority of the Company's outstanding shares a veto power over any merger, consolidation, dissolution or liquidation of the Company, the sale of all or substantially all of its assets even if management or a majority of the stockholders believes such transaction to be desirable and beneficial. Absent such provision in the Company's
Amended Articles of Incorporation, the affirmative vote of at least a majority of the Company's Common Stock outstanding entitled to vote thereon would be required to approve any merger, consolidation, dissolution, liquidation, the sale of all of its assets or an amendment to the By-laws. As of April 29, 1994, the officers and directors of the Company control an aggregate of approximately 403,651 shares or 24.7% of the Company's outstanding
Common Stock.

             The Amended Articles of Incorporation also do not provide for preemptive rights to stockholders to subscribe for shares of the Common Stock in proportion to a stockholder's percentage of ownership of the issued and outstanding shares in any offering of such shares by the Company. Furthermore, additional shares are authorized but as yet unissued. These authorized but unissued shares, coupled with the lack of preemptive rights for the stockholders, provide the Board of Directors of the Company with as much flexibility as possible to issue additional shares, without further stockholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Company.

             Another provision that could be considered "anti-takeover" in nature is the lack of cumulative voting. Cumulative voting entitles each stockholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected. A stockholder may cast all of these votes for one candidate or distribute them among any two or more candidates. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the Board of Directors. The Board of Directors recognizes that the absence of cumulative voting makes it more difficult to gain representation on the Board of Directors.

             Provisions for a Classified Board are included in the Amended Articles of Incorporation of the Company. A Classified Board will help to assure continuity and stability of corporate leadership and policy. In addition, a Classified Board will help to moderate the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings.
However, since this extension of time also tends to discourage a tender offer or takeover bid, this provision may also be deemed to be "anti-takeover" in nature. In addition, a Classified Board makes it more difficult for a majority of the stockholders to change the composition of the Board of Directors even though this may be considered desirable for them.

             The final anti-takeover provision enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to stockholders, such as the impact the acquisition of the Company would have on the community; the effect of the acquisition upon stockholders, employees, depositors and customers; and the reputation and business practices of the tender offeror. This provision was included in the Amended Articles of Incorporation of the Company to permit the Board of Directors to recognize the responsibilities to these constituent groups and to the Company and its direct or indirect subsidiaries and the communities that they serve.

             The overall effect of these provisions may be to deter a future tender offer that a majority of the stockholders might possibly view to be in their best interests as the offer might include a substantial premium over the market price of the Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and placing it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of the Company's business.


       MARKET FOR COMMON STOCK AND DIVIDEND POLICY


             The Company's Common Stock is currently listed on the NASDAQ Small-Cap Market and quotations of the bid and asked prices per share are presented under the designation "LABN" or "LakeAriel". The following table sets forth high and low closing sales prices for the Company's Common Stock for the periods indicated, in each case reported by NASDAQ, and the cash dividends per share declared on the Company's Common Stock for such periods. All amounts have been restated to reflect a 5% stock dividend, declared on October 1, 1996.

                      Quarterly Closing Sales             Cash
                                    Price Range         Dividends
                                      High            Low          Declared
1995:
     First quarter . . . . . . . . .  $17.50      $16.50              .13
     Second quarter. . . . . . . . .  $17.00      $16.00              .13
     Third quarter . . . . . . . . .  $15.50      $14.50              .14
     Fourth quarter. . . . . . . . .  $16.25      $14.75              .19

1996:
     First quarter . . . . . . . . .  $16.50      $15.25              .15
     Second quarter. . . . . . . . .  $16.75      $15.75              .16
     Third quarter . . . . . . . . .  $17.25      $15.88              .17
     Fourth quarter. . . . . . . . .  $23.75      $22.75              .22

1997:
     First quarter . . . . . . . . .  $21.50      $20.50              .17
     Second quarter. . . . . . . . .  $21.50      $20.25              .17


          Since its formation in 1983 as the parent holding company of the Bank, the Company has paid cash dividends. It is the present intention of the Company's Board of Directors to continue the dividend payment policy, although the payment of future dividends must necessarily depend upon earnings, financial condition, appropriate restrictions under applicable law and other factors relevant at the time the Board of Directors considers any declaration of dividends. Cash available for the payment of dividends must initially come from dividends paid by the Bank to the Company. Therefore, the restrictions on the Bank's dividend payments are directly applicable to the Company.

Dividend Restrictions on the Bank

          The Office of the Comptroller of the Currency (the "OCC") has issued rules governing the payment of dividends by national banks. Consequently, the Bank (which is subject to these rules) may not pay dividends from capital (unimpaired common and preferred stock outstanding) but only from retained earnings after deducting losses and bad debts therefrom. "Bad debts" are defined as matured obligations in which interest is past due and unpaid for ninety (90) days, but do not include well-secured obligations that are in the process of collection.

          Previously, the Bank was permitted to add the balances in its allowance for possible credit and lease losses in determining retained earnings, but the OCC's new regulations prohibit that practice. However, to the extent that (1) the Bank has capital surplus in an amount in excess of common capital and
(2) if the Bank can prove that such surplus resulted from prior period earnings, the Bank, upon approval of the OCC, may transfer earned surplus to retained earnings and thereby increase its dividend paying capacity.

          If, however, the Bank has insufficient retained earnings to pay a dividend, the OCC's regulations allow the Bank to reduce its capital to a specified level and to pay dividends upon receipt of the approval of the OCC as well as that of the holders of two thirds of the outstanding shares of the Common Stock.

          The Bank is allowed to pay dividends no more frequently than quarterly. Moreover, the Bank must obtain the OCC's approval before paying a dividend if the total of all dividends declared by the Bank in any calendar year would exceed the total of (1) the Bank's net profits for that year plus (2) its retained net profits for the immediately preceding two years less
(3) any required transfers to surplus or a fund for the retirement of preferred stock.

          The Bank may not pay any dividends on its capital stock during the period in which it may be in default in the payment of its assessment for deposit insurance premium due to the FDIC, nor may it pay dividends on Common Stock until any cumulative dividends on the Bank's preferred stock (if any) have been paid in full. The Bank has never been in default in the payments of its assessments to the FDIC; and, moreover, the Bank has no outstanding preferred stock. In addition, under the Federal Deposit Insurance Act, dividends cannot be declared and paid if the OCC obtains a cease and desist order because such payment would constitute an unsafe and unsound banking practice. As of March 31, 1997, there was $10 million in unrestricted retained earnings and net income available at the Bank that could be paid as a dividend to the Company under the current OCC regulations.

Dividend Restrictions on the Company

          Under the BCL, the Company may not pay a dividend if, after giving effect thereto, either (a) the Company would be unable to pay its debts as they become due in the usual course of business or (b) the Company's total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: (i) financial statements prepared on the basis of generally accepted accounting principles, (ii) financial statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances, or (iii) a fair valuation or other method that is reasonable under the circumstances.

     TAX EFFECTS OF PARTICIPATION IN THE OPTION PLAN


          The grant of a non-qualified stock option (which is the type of option to be granted or awarded under the Option Plan) does not result in income for the optionee or in a deduction for the Company. However, the exercise of a non-qualified stock option results in ordinary income for the optionee and a deduction for the Company measured by the difference between the exercise price and the fair market value of the shares received at the time of exercise. The Company's income tax withholding obligation can be satisfied by either payment of cash by the optionee, or authorization to withhold Common Stock having a fair market value equal to the withholding amount, at the choice of the optionee. A sale of shares more than one year after their receipt will result in long-term gain or loss to the holder.

          BECAUSE OF THE COMPLEXITY OF THE FEDERAL TAX LAWS
RELATING TO EMPLOYEE STOCK PLANS AND THE APPLICATION OF STATE AND
LOCAL LAWS, EMPLOYEES ARE ADVISED TO CONSULT THEIR PERSONAL TAX
ADVISORS REGARDING THESE MATTERS.


      COMPANY INFORMATION INCORPORATED BY REFERENCE


          The Company hereby incorporates by reference in this Prospectus the documents listed below and hereby further states that all such documents subsequently filed by it pursuant to
Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part thereof from the date of filing of such documents:

          (a) The Company's latest annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the 1933 Act which contains audited financial statements for the Company's latest fiscal year for which such statements have been filed or the Company's effective registration statement on Form 10; and

          (b)  All other reports filed pursuant to
               Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the registrant document referred to in (a) above.


          The Company will provide to each person to whom a copy of this Prospectus is delivered, upon request and without charge, a copy of any information incorporated by reference (other than exhibits thereto). Requests should be made to:

                  Joseph J. Earyes, CPA
    Senior Vice President and Chief Financial Officer
                      LA Bank, N.A.
                Telephone: (717) 343-8200


                      LEGAL OPINION


          The validity of the Common Stock offered, pursuant to the terms of the Option Plan, will be passed upon for the Company by Schnader Harrison Segal & Lewis, 30 North Third Street, Suite
700, Harrisburg, Pennsylvania 17101.

                        PART II.
   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE


          The Registrant hereby incorporates by reference in this registration statement the documents listed below and hereby further states that all such documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

          (a) The Registrant's latest annual report filed pursuant to Section 13 or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(b) under the 1933 Act which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed or the Registrant's effective registration statement on Form 10.

          (b)  All other reports filed pursuant to Section
               13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the registrant document referred to in (a) above.


Item 4.   DESCRIPTION OF SECURITIES


     A.   DESCRIPTION OF THE COMMON STOCK


General

          The Company is authorized to issue 5,000,000 shares of common stock, par value $.42 per share (the "Common Stock"), of which 1,771,328 shares were issued and outstanding as of April 30, 1997. The remaining 3,228,672 authorized but unissued shares of Common Stock may be issued by the Board of Directors without further stockholder approval. Issuance of these shares could cause a dilution of the book value of the Common Stock and of the voting power of present stockholders. The holders of the Common Stock are entitled to one vote per share on all matters presented to them and do not have cumulative voting rights in the election of directors.

          The Common Stock has no preemptive, subscription or conversion rights or redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each stockholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation.

          Holders of Common Stock who are Pennsylvania residents will not be subject to the Pennsylvania county personal property tax on their shareholdings. However, in some jurisdictions, shares of Common Stock of a general business corporation may be treated differently from shares of stock of a bank and trust company as subjects of personal property taxation.

Anti-takeover Provisions

          Under the BCL, and the Amended Articles of Incorporation and By-laws of the Company, there are nine provisions that would be deemed to be "anti-takeover" in nature. Four of these provisions are under the BCL and relate to corporations that have their securities registered with the Securities and Exchange Commission under Section 12 of the 1934 Act ("Registered Corporations"). The Company is a Registered Corporation under the BCL.

          Provisions Under the BCL. Two of these statutory provisions eliminate the rights of the stockholders of Registered Corporations to call a special meeting of stockholders and to propose an amendment to the Amended Articles of Incorporation of the Company. One effect of these provisions will be to prevent the calling of a special meeting of stockholders for the purpose of considering a merger, consolidation or other corporate combination which does not have the approval of a majority of the members of the Board of Directors. Therefore, such a provision may have the effect of making the Company less attractive as a potential takeover candidate by depriving stockholders of the opportunity to initiate special meetings at which a possible business combination might be proposed.

          The elimination of these two rights under the BCL for Registered Corporations will discourage attempts by stockholders to disrupt the business of the Company between annual meetings of the stockholders by calling a special meeting. Furthermore, these provisions will provide a greater time for consideration of any stockholder proposal to the extent that his, her or its proposal must be deferred until the next annual meeting of stockholders and must comply with certain notice requirements and proxy solicitation rules in advance thereof. These BCL provisions would not affect the calling of a special meeting by a majority of the members of the Board of Directors if, in their judgment, there are matters to be acted upon which are in the best interests of the Company and its stockholders.

          Another BCL provision to which the Company will be subject, requires disgorgement to the Company of any profits from the sale of the Company's Common Stock by a controlling person or group. In general, a controlling person or group occurs when that person or group makes: (1) any public disclosure that such person or group may acquire control of the Company or (2) any acquisition (whether secret or disclosed) or public disclosure of an offer or intent to acquire at least 20% of the voting shares of the Company. The obligation to disgorge any profits may be enforced by the Company or by any stockholder in an appropriate legal action against such controlling person or group. This provision is designed to reduce the exposure of the Company to threats of "greenmail" and to discourage the manipulation of the price of the Company's Common Stock by putting the Company "in play."

          Any profit realized by a controlling person or group shall be recoverable by the Company where the profit is realized by such person or group from the sale of the shares of the Company's Common Stock within 18 months after such person or group obtained the status of a controlling person or group and the shares had been acquired by the controlling person or group within 24 months prior or 18 months subsequent to the obtaining by such person or group of the status of a controlling person or group. Acquisition and disposition of shares of the Company's Common Stock under this provision may be made without the penalty of profit disgorgement if first approved by the directors and the stockholders of the Company.

          The last provision under the BCL relates to a "Business Combination" involving a Registered Corporation. Business Combination means any one of the following transactions involving an "Interested Stockholder:" (1) a merger or consolidation of the Company with an Interested Stockholder or any other corporation which is, or after the merger or consolidation would be, an affiliate or associate of the Interested Stockholder;
(2) a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder or any affiliate or associate of such Interested Stockholder of the assets of the Company or any subsidiary of the Company having an aggregate market value equal to ten percent (10%) or more of the consolidated assets, of all outstanding shares or of the consolidated earning power and net income, of the Company; (3) the issuance or transfer by the Company or any subsidiary of any shares of the Company or any subsidiary which has an aggregate market value at least equal to five percent (5%) of the aggregate market value of all such outstanding shares to an Interested Stockholder or any affiliate or associate; (4) the adoption of any plan for the litigation or dissolution of the Company proposed by, or pursuant to any agreement with, the Interested Stockholder or any affiliate or associate; (5) a reclassification of securities or recapitalization of the Company or any merger or consolidation of the Company with any subsidiary of the Company or any other transaction proposed by, or pursuant to any agreement with, the Interested Stockholder or any affiliate or associate, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of the Company owned by the Interested Stockholder; or (6) the receipt by the Interested Stockholder or any affiliate or associate of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the Company. An "Interested Stockholder" is any person that is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least twenty percent (20%) of the votes that all stockholders would be entitled to cast in an election of directors of the Company.

          The Company shall not engage in a Business Combination with an Interested Stockholder other than: (1) a Business Combination approved by the Board of Directors prior to the date on which the Interested Stockholder acquires at least twenty percent (20%) of the shares ("Share Acquisition Date") or where the purchase of shares by the Interested Stockholder has been approved by the Board of Directors of the Company; (2) a Business Combination approved by a majority of the votes that all stockholders would be entitled to cast, not including those shares held by the Interested Stockholder, at a meeting called for such purpose, no earlier than three months after the Interested Stockholder became, and if at the time of the meeting the Interested Stockholder is, the beneficial owner, directly or indirectly, of shares entitling the Interested Stockholder to cast at least eighty percent (80%) of the votes that all stockholders would be entitled to cast in an election of directors of the Company and if the Business Combination satisfies certain minimum conditions (see discussion below); (3) a Business Combination approved by the affirmative vote of all of the stockholders of the outstanding shares; (4) a Business Combination approved by a majority of the votes that all stockholders would be entitled to cast not including those shares beneficially owned by the Interested Stockholder at a meeting called for such purpose no earlier than five years after the Interested Stockholder's Share Acquisition Date; and (5) a Business Combination approved at a stockholders' meeting called for such purpose no earlier than five years after the Interested Stockholder's Share Acquisition Date and that meets certain minimum conditions (see discussion below).

          The certain minimum conditions discussed in Business Combinations under (2) and (5) above generally require that the aggregate amount of the cash and the market value of consideration other than cash (such as stock, bonds or debentures) to be received per share by the stockholders of the Company be at least equal to the highest per share price paid by the Interested Stockholder at a time when the Interested Stockholder was the beneficial owner of shares entitling him to cast at least five percent (5%) of the votes that all stockholders would be entitled to cast in an election of directors: (A) within the 5-year period immediately prior to the announcement date of the Business Combination or (B) in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher; plus, in either situation, interest compounded annually from the earlier date on which the highest per-share acquisition price was paid through the consummation date at the rate of 1-year United States Treasury obligations from time to time in effect less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than cash.

          The above BCL provision relating to Business
Combinations is designed to help assure that if, despite the Company's best efforts to remain independent, the Company is nevertheless taken over, each stockholder will be treated fairly vis-a-vis every other stockholder and that arbitragers and professional investors will not profit at the expense of the Company's long-term public stockholders. It should be noted that while the Business Combination provision is designed to help assure fair treatment of all stockholders vis-a-vis other stockholders in the event of a takeover, it is not the purpose of the Business Combination provision to assure that stockholders will receive a premium price for their shares in a takeover. Accordingly, the Board of Directors is of the view, that the Business Combination provision would not preclude the Board of Director's opposition to any future takeover proposal which it believes not to be in the best interests of the Company and its stockholders, whether or not such a proposal satisfies the requirements of the Business Combination provision or Fair Price provision or both.

          Provisions Under the Amended Articles of
Incorporation. Other provisions that could be considered "anti-takeover" are the requirements in the Company's Amended Articles of Incorporation that the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the Company's Common
Stock is required to approve any merger, consolidation, dissolution or liquidation of the Company or the sale of all or substantially all of its assets. This provision ensures that any extraordinary corporate transaction could be effected only if it received a clear mandate from the stockholders. However, this provision could give the Company's management a veto power over certain acquisitions regardless of whether any such acquisition is desired by or beneficial to a majority of the stockholders and thereby assist management in retaining their present positions.
Also, this provision could give the holders of a minority of the Company's outstanding shares a veto power over any merger, consolidation, dissolution or liquidation of the Company, the sale of all or substantially all of its assets even if management or a majority of the stockholders believes such transaction to be desirable and beneficial. Absent such provision in the Company's
Amended Articles of Incorporation, the affirmative vote of at least a majority of the Company's Common Stock outstanding entitled to vote thereon would be required to approve any merger, consolidation, dissolution, liquidation, the sale of all of its assets or an amendment to the By-laws. As of April 29, 1994, the officers and directors of the Company control an aggregate of approximately 403,651 shares or 24.7% of the Company's outstanding
Common Stock.

          The Amended Articles of Incorporation also do not provide for preemptive rights to stockholders to subscribe for shares of the Common Stock in proportion to a stockholder's percentage of ownership of the issued and outstanding shares in any offering of such shares by the Company. Furthermore, additional shares are authorized but as yet unissued. These authorized but unissued shares, coupled with the lack of preemptive rights for the stockholders, provide the Board of Directors of the Company with as much flexibility as possible to issue additional shares, without further stockholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Company.

          Another provision that could be considered "anti-takeover" in nature is the lack of cumulative voting. Cumulative voting entitles each stockholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected. A stockholder may cast all of these votes for one candidate or distribute them among any two or more candidates. The absence of cumulative voting means that a majority of the outstanding shares can elect all the members of the Board of Directors. The Board of Directors recognizes that the absence of cumulative voting makes it more difficult to gain representation on the Board of Directors.

          Provisions for a Classified Board are included in the Amended Articles of Incorporation of the Company. A Classified Board will help to assure continuity and stability of corporate leadership and policy. In addition, a Classified Board will help to moderate the pace of any change in control of the Board of Directors by extending the time required to elect a majority of the directors to at least two successive annual meetings.
However, since this extension of time also tends to discourage a tender offer or takeover bid, this provision may also be deemed to be "anti-takeover" in nature. In addition, a Classified Board makes it more difficult for a majority of the stockholders to change the composition of the Board of Directors even though this may be considered desirable for them.

          The final anti-takeover provision enables the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to stockholders, such as the impact the acquisition of the Company would have on the community; the effect of the acquisition upon stockholders, employees, depositors and customers; and the reputation and business practices of the tender offeror. This provision was included in the Amended Articles of Incorporation of the Company to permit the Board of Directors to recognize the responsibilities to these constituent groups and to the Company and its direct or indirect subsidiaries and the communities that they serve.


     B.   DIVIDENDS


          Since its formation in 1983 as the parent holding company of the Bank, the Company has paid cash dividends. It is the present intention of the Company's Board of Directors to continue the dividend payment policy, although the payment of future dividends must necessarily depend upon earnings, financial condition, appropriate restrictions under applicable law and other factors relevant at the time the Board of Directors considers any declaration of dividends. Cash available for the payment of dividends must initially come from dividends paid by the Bank to the Company. Therefore, the restrictions on the Bank's dividend payments are directly applicable to the Company.

Dividend Restrictions on the Bank

          The OCC has issued rules governing the payment of dividends by national banks. Consequently, the Bank (which is subject to these rules) may not pay dividends from capital (unimpaired common and preferred stock outstanding) but only from retained earnings after deducting losses and bad debts therefrom. "Bad debts" are defined as matured obligations in which interest is past due and unpaid for ninety (90) days, but do not include well-secured obligations that are in the process of collection.

          Previously, the Bank was permitted to add the balances in its allowance for possible credit and lease losses in determining retained earnings, but the OCC's new regulations prohibit that practice. However, to the extent that (1) the Bank has capital surplus in an amount in excess of common capital and
(2) if the Bank can prove that such surplus resulted from prior period earnings, the Bank, upon approval of the OCC, may transfer earned surplus to retained earnings and thereby increase its dividend paying capacity.

          If, however, the Bank has insufficient retained earnings to pay a dividend, the OCC's regulations allow the Bank to reduce its capital to a specified level and to pay dividends upon receipt of the approval of the OCC as well as that of the holders of two thirds of the outstanding shares of the Common Stock.

          The Bank is allowed to pay dividends no more frequently than quarterly. Moreover, the Bank must obtain the OCC's approval before paying a dividend if the total of all dividends declared by the Bank in any calendar year would exceed the total of (1) the Bank's net profits for that year plus (2) its retained net profits for the immediately preceding two years less
(3) any required transfers to surplus or a fund for the retirement of preferred stock.

          The Bank may not pay any dividends on its capital stock during the period in which it may be in default in the payment of its assessment for deposit insurance premium due to the FDIC, nor may it pay dividends on Common Stock until any cumulative dividends on the Bank's preferred stock (if any) have been paid in full. The Bank has never been in default in the payments of its assessments to the FDIC; and, moreover, the Bank has no outstanding preferred stock. In addition, under the Federal Deposit Insurance Act, dividends cannot be declared and paid if the OCC obtains a cease and desist order because such payment would constitute an unsafe and unsound banking practice. As of March 31, 1997, there was $10 million in unrestricted retained earnings and net income available at the Bank that could be paid as a dividend to the Company under the current OCC regulations.

Dividend Restrictions on the Company

          Under the BCL, the Company may not pay a dividend if, after giving effect thereto, either (a) the Company would be unable to pay its debts as they become due in the usual course of business or (b) the Company's total assets would be less than its total liabilities. The determination of total assets and liabilities may be based upon: (i) financial statements prepared on the basis of generally accepted accounting principles, (ii) financial statements that are prepared on the basis of other accounting practices and principles that are reasonable under the circumstances, or (iii) a fair valuation or other method that is reasonable under the circumstances.


Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL


          Not Applicable.


Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS


          Section 1721 of the BCL (relating to the Board of Directors) declares that unless otherwise provided by statute or in a by-law adopted by the stockholders, all powers enumerated in section 1502 (relating to general powers) and elsewhere in the BCL or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the by-laws, the powers and duties conferred or imposed upon the board of directors under the BCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the by-laws.

          Section 1712 of the BCL further provides that a director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill or diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

          (1) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

          (2) counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

          (3) a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

          Furthermore, under Section 1712 of the BCL, except as otherwise provided in a corporation's by-laws, an officer shall perform his or her duties as an officer in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. A person who so performs his or her duties shall not be liable by reason of having been an officer of the corporation.

          Section 1715 of the BCL states, in part, that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider, to the extent they deem appropriate, the effects of any action upon any or all groups affected by such action, including stockholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located. In addition, the board of directors, committees of the board and individual directors may consider, to the extent they deem appropriate, the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation and the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation and all other pertinent factors. The consideration of those factors shall not constitute a violation of the preceding paragraph. Finally, in the consideration of those factors or the effects of any action, the board of directors, committees of the board and individual directors shall not be required to regard corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

          In exercising the above powers, the fiduciary duty of directors shall not be deemed to require them:

          (1) to redeem any rights under, or to modify or render inapplicable, any stockholder rights plan, including, but not limited to, a plan adopted pursuant or made subject to section 2513 of the BCL (relating to disparate treatment of certain persons);

          (2) to render inapplicable, or make determinations under, the provisions of Subchapter E (relating to control transactions), F (relating to business combinations), G (relating to control-share acquisitions) or H (relating to disgorgement by certain controlling stockholders following attempts to acquire control) of Chapter 25 or under any other provision of the BCL relating to or affecting acquisitions or potential or proposed acquisitions of control; or

          (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to stockholders in such an acquisition.

          Absent breach of fiduciary duty, lack of good faith or self-dealing, any act as the board of directors, a committee of the board or an individual director shall be presumed to be in the best interests of the corporation. In assessing whether the standard set forth in section 1712 of the BCL has been satisfied, there shall not be any greater obligation to justify, or higher burden of proof with respect to, any act as the board of directors, any committee of the board or any individual director relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act as a board of directors, any committee of the board or any individual director. Notwithstanding the preceding provisions of this section, any act as the board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of the disinterested directors shall have assented shall be presumed to satisfy the standard set forth in section 1712, unless it is proven by clear and convincing evidence that the disinterested directors did not assent to such act in good faith after reasonable investigation.

          The term "disinterested director" as used in the above paragraph and for no other purpose means:

          (1)  A director of the corporation other than:

               (i)  A director who has a direct or indirect
     financial or other interest in the person acquiring or seeking to acquire control of the corporation or who is an affiliate or associate, as defined in section 2552 of the BCL (relating to definitions), of, or was nominated or designated as a director by, a person acquiring or seeking to acquire control of the corporation.

               (ii) Depending on the specific facts
     surrounding the director and the act under consideration, an officer or employee or former officer or employee of the corporation.

          (2) A person shall not be deemed to be other than a disinterested director solely by reason of any or all of the following:

               (i) The ownership by the director of shares of the corporation.

               (ii) The receipt as a holder of any class or series of any distribution made to all owners of shares of that class or series.

               (iii) The receipt by the director of director's fees or other consideration as a director.

               (iv) Any interest the director may have in retaining the status or position of director.

               (v)  The former business or employment
     relationship of the director with the corporation.

               (vi) Receiving or having the right to receive retirement or deferred compensation from the corporation due to service as a director, officer or employee.

          Section 1717 of the BCL provides that the duty of the board of directors, committees of the board and individual directors under section 1712 of the BCL (relating to standard of care and justifiable reliance) is solely to the business corporation and may be enforced directly by the corporation or may be enforced by a stockholder, as such, by an action in the right of the corporation, and may not be enforced directly by a stockholder or by any other person or group. Notwithstanding the preceding sentence, certain other related sections of the BCL do not impose upon the board of directors, committees of the board and individual directors any legal or equitable duties, obligations or liabilities or create any right or cause of action against, or basis for standing to sue, the board of directors, committees of the board and individual directors.

          Moreover, Section 1713 of the BCL addresses the personal liability of directors and states that if a by-law adopted by the stockholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken unless:

          (1) the director has breached or failed to perform the duties of his office under this section; and

          (2) the breach of failure to perform constitutes self-dealing, willful misconduct or recklessness.

          The provisions discussed above shall not apply to:

          (1) the responsibility or liability of a director pursuant to any criminal statute; or

          (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

          Moreover, Section 1713 of the BCL provides that the Articles of Incorporation of a corporation may not provide greater exoneration from liability than that permitted under Section 1713.

          Finally, Section 1714 of the BCL states that a director of a corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 1714 shall bar a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notified the secretary, in writing, of the asserted omission or inaccuracy.

          Section 1741 of the BCL (relating to third party actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner the he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

          Section 1742 of the BCL (relating to derivative actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

          Section 1743 of the BCL (relating to mandatory indemnification) provides for mandatory indemnification of directors and officers such that to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          Section 1744 of the BCL (relating to procedure for effecting indemnification) provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

          (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

          (2) if such quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          (3)  by the stockholders.

          Section 1745 of the BCL (relating to advancing expenses) provides that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise.

          Section 1746 of the BCL (relating to supplementary coverage) provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          Section 1746 of the BCL also provides that indemnification referred to above shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

          Section 1746 further declares that indemnification under any by-law, agreement, vote of stockholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

          Section 1747 of the BCL (relating to the power to purchase insurance) provides that unless otherwise restricted in its by-laws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the BCL. Such insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

          Section 1748 of the BCL (relating to application to surviving or new corporations) provides that for the purposes of the BCL, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the BCL with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

          Section 1749 of the BCL (referring to application to employee benefit plans) states that for the purposes of the BCL:

          (1) references to "other enterprises" shall include employee benefit plans and references to "serving at the request of the corporation" shall include any service as a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

          (2) excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines;" and

          (3) action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

          Section 1750 of the BCL (relating to duration and extent of coverage) declares that the indemnification and advancement of expenses provided by, or granted pursuant to, the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

          Articles VII and VIII of the By-laws of the Registrant provide for indemnification of the officers, employees and directors to the full extent authorized by Pennsylvania law.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


Item 7.   EXEMPTION FROM REGISTRATION CLAIMED


          Not Applicable.


Item 8.   EXHIBITS


          The Lake Ariel Bancorp, Inc. 1997 Stock Option Plan is not subject to the requirements of the Employee Retirement Income
Security Act of 1974.

 Exhibit Number Referred to
in Item 601 of Regulation S-K                Description of
Exhibit

           4              Lake Ariel Bancorp, Inc. 1997 Stock
                          Option Plan.
           5              Opinion of Schnader Harrison Segal &
                          Lewis of Harrisburg, Pennsylvania,
                          Special Counsel to the Registrant, as
                          to the legality of the shares of the
                          Registrant's stock being registered.
           15             Not Applicable.
           23A            Consent of Schnader Harrison Segal &
                          Lewis of Harrisburg, Pennsylvania,
                          Special Counsel to the Registrant.
           23B            Consent of Parente, Randolph,
                          Orlando, Carey & Associates,
                          Certified Public Accountants, of
                          Scranton, Pennsylvania.
           24             Power of Attorney given by the
                          Officers and Directors of the
                          Registrant.
           25             Not Applicable.
           27             Not Applicable.
           28             Not Applicable.
           99             Not Applicable.

Item 9. UNDERTAKINGS


             The undersigned Registrant hereby undertakes:

             (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by
section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

             (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

             (h) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       SIGNATURES


          The Registrant: Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Ariel, Commonwealth of Pennsylvania, on May 13, 1997.

                              LAKE ARIEL BANCORP, INC.



                              By:  /s/ John G. Martines

                                   John G. Martines,
                                       Chief Executive Officer





        The Plan: Pursuant to the requirements of the Securities Act of 1933, the members of the below-named committees have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake
Ariel, Commonwealth of Pennsylvania, on May 13, 1997.

                          LAKE ARIEL BANCORP, INC.
                            BENEFITS/COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS



                          By:  /s/ Donald E. Chapman

                               Donald E. Chapman


                          By:  /s/ William C. Gumble

                               William C. Gumble


                          By:  /s/ Harry F. Schoenagel

                               Harry F. Schoenagel

                    POWER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Martines and Joseph J. Earyes, CPA, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director or officer of Lake Ariel Bancorp, Inc., as the case may be), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                           Title                    Date



/s/ Bruce D. Howe           Director and President      May 13, 1997
Bruce D. Howe


/s/ John G. Martines          Director and Chief        May 13, 1997
John G. Martines                Executive Officer
(Chief Executive Officer)


/s/ Peter O. Clauss                Director              May 13, 1997
Peter O. Clauss


/s/ Donald E. Chapman       Director and Secretary      May 13, 1997
Donald E. Chapman


/s/ Arthur M. Davis                Director              May 13, 1997
Arthur M. Davis


/s/ Harry F. Schoenagel             Director            May 13, 1997
Harry F. Schoenagel


/s/ William C. Gumble              Director              May 13, 1997
William C. Gumble


/s/ Joseph J. Earyes       Vice President, Treasurer andMay 13, 1997
Joseph J. Earyes, CPA       Chief Financial Officer
(Principal Financial and
Accounting Officer)

                    Index to Exhibits


Item Number            Description                        Page

    4     Lake Ariel Bancorp, Inc. 1997 Stock Option Plan         S-1

    5     Opinion of Schnader Harrison Segal & Lewis of
          Harrisburg, Pennsylvania, Special Counsel to the
          Registrant, as to the Legality of the shares of the
          Registrant's Stock Being Registered. . . . . . . . .         S-9

    23A   Consent of Schnader Harrison Segal & Lewis of
          Harrisburg, Pennsylvania,  Special Counsel to
          Registrant. . . . . . . .                               S-12

    23B   Consent of Parente, Randolph, Orlando, Carey &
          Associates, Certified Public Accountants, of
          Scranton, Pennsylvania . . . . . . . . . . .             S-13

    24    Power of Attorney Given by the Officers
          and Directors of the Registrant. . . . . . .             R-18

                        EXHIBIT 4

     Lake Ariel Bancorp, Inc. 1997 Stock Option Plan

                LAKE ARIEL BANCORP, INC.
                 1997 STOCK OPTION PLAN

        1.   Definitions
             As used in this Plan, the following definitions apply to the terms indicated below:

             A. "Board" means the Board of Directors of the Company.

             B. "Committee" means the Benefits/Compensation Committee of the Board. The Committee shall consist of two or more directors of the Company each of whom shall not be an employee or officer of the Company or of its Parent or Subsidiary, receive compensation directly or indirectly in an amount required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K or have an interest in a transaction requiring disclosure thereunder, or be engaged in a business relationship requiring disclosure under Item 404(b) thereof.

             C.   "Company" means Lake Ariel Bancorp, Inc., a
Pennsylvania corporation.

             D. "Fair Market Value" of a Share on a given day means
                  (I)  if the Shares are listed on a national
securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Shares, the average of the closing or last prices of the Shares on the Composite Tape or other comparable reporting system for the 10 consecutive trading days immediately preceding such date;

                  (ii) if the Shares are traded on the over-the-counter market, but sales prices are not regularly reported for the Shares for the 10 days referred to in (a) above, and if bid and asked prices for the Shares are regularly reported, the average of the mean between the bid and the asked price for the Shares at the close of trading in the over-the-counter market for such 10 days; and

                  (iii)  if the Shares are neither listed on a
national securities exchange nor traded on the over-the-counter market, such value as the Committee, in good faith, shall deter-mine.
             E. "Option" means a right to purchase Shares under the terms and conditions of this Plan as evidenced by an option certificate or agreement for Shares in such form, not inconsistent with this Plan, as the Committee may adopt for general use or for specific cases from time to time. Options shall not be incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

             F. "Optionee" means a person to whom an option has been granted under this Plan.

             G. "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Option, each of the corpo-rations in the unbroken chain (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corpora-tions in the chain.

             H.   "Plan" means this Lake Ariel Bancorp, Inc. 1997
Stock Option Plan, including any amendments to the Plan.

             I.   "Share" means a share of the Company's Common
Stock, par value $.42 per share, either now or hereafter owned by the Company as treasury stock or authorized but unissued.

             J. "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an Option, each of the corporations in the unbroken chain (other than the last corpora-tion in the chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

             K. Options shall be deemed "granted" under this Plan on the date on which the Committee, by appropriate action, approves the grant of an Option hereunder or on such subsequent date as the Committee may designate.

             L. As used herein, the masculine includes the femi-nine, the plural includes the singular, and the singular includes the plural.

        2.   Purpose
             The purposes of the Plan are as follows.

             A. To secure for the Company and its stockholders the benefits arising from share ownership by those officers and key employees of the Company and its Subsidiaries who will be responsible for the Company's future growth and continued success. The Plan is intended to provide an incentive to officers and key employees by providing them with an opportunity to acquire an equity interest or increase an existing equity interest in the Company, thereby increasing their personal stake in its continued success and progress.

             B. To enable the Company and its Subsidiaries to obtain and retain the services of key employees, by providing such key employees with an opportunity to acquire Shares under the terms and conditions and in the manner contemplated by this Plan.

        3.   Plan Adoption and Term
             A. This Plan shall become effective upon its adoption by the Board, and Options may be issued upon such adoption and from time to time thereafter; provided, however, that the Plan shall be submitted to the Company's stockholders for their approval at the next annual meeting of stockholders. If the Plan is not approved by the affirmative vote of the holders of a majority of all securities present in person or by proxy and entitled to vote at a duly called stockholders' meeting at which a quorum representing a majority of all such securities is present and voting on this Plan, then this Plan and all Options then out-standing under it shall forthwith automatically terminate and be of no force and effect.

             B. Subject to the provisions hereinafter contained relating to amendment or discontinuance, this Plan shall continue to be in effect for ten (10) years from the date of adoption of this Plan by the Board. No Options may be granted hereunder except within such period of ten (10) years.

        4.   Administration of Plan
             A.   This Plan shall be administered by the
Committee. Except as otherwise expressly provided in this Plan, the Committee shall have authority to interpret the provisions of the Plan, to construe the terms of any Option, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Options granted hereunder, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent it shall deem expedient to effectuate the purposes and intent of the Plan and shall be the sole and final judge of such expediency.

             B. The Plan constitutes an element of the 1997 Incentive Bonus Plan of the Corporation. Each year's cash bonus is determined by the extent to which financial targets for the year are achieved by the Company. The Committee shall grant to each participant in the Incentive Bonus Plan an Option with an aggregate exercise price equal to the amount of cash bonus for the year payable to the participant.

             C. No member of the Committee or the Board shall be liable for any action taken or omitted or any determination made by him in good faith relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the Plan, unless arising out of such person's own fault or bad faith.

             D. Any power granted to the Committee either in this Plan or by the Board, may at any time be exercised by the Board, and any determination by the Committee shall be subject to review and reversal or modification by the Board on its own motion, except that the Board may not impair the rights of Optionees under Options previously granted.

        5.   Eligibility
             Officers and key employees of the Company and its Subsidiaries shall be eligible for selection by the Committee to be granted Options. An employee who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.

        6.   Maximum Number of Shares
             Subject to adjustment as provided in Paragraph 13 hereof, Options may be granted pursuant to the Plan for the purchase of not more than 50,000 Shares; provided, however, that if prior to the termination of the Plan, an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purposes of the Plan.

        7.   Option Price
             The purchase price for each Share deliverable upon the exercise of an Option shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of such Share on the date the Option is granted.

        8.   Duration of Options
             Each Option and all rights thereunder shall expire and the Option shall no longer be exercisable on a date not later than ten (10) years from the date such Option was granted. Options may expire and cease to be exercisable on such earlier date as the Committee may determine at the time of grant. Options shall be subject to termination before their expiration date as provided herein.

        9.   Conditions Relating to Exercise of Options
             A. Except as otherwise provided in paragraph 10 hereof, the Shares subject to any Option may be purchased at any time during the term of the Option, unless, at the time an Option is granted, the Committee shall have fixed a specific period or periods in which exercise must take place. To the extent an Option is not exercised when it becomes initially exercisable, or is exercised only in part, the Option or remaining part thereof shall not expire but shall be carried forward and shall be exercisable until the expiration or termination of the Option. Partial exercise as to whole Shares is permitted from time to time, provided that no partial exercise of an Option shall be for a number of Shares having a purchase price of less than $1000.

             B. No Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution, and Options shall be exercisable during the lifetime of an Optionee only by such Optionee or by his guardian or legal representative.

             C. Certificates for Shares purchased upon exercise of Options shall be issued either in the name of the Optionee or in the name of the Optionee and another person jointly with the right of survivorship. Such certificates shall be delivered as soon as practical following the date the Option is exercised.

             D. An Option shall be exercised by the delivery to the Company at its principal office, to the attention of its Secretary, of written notice of the number of Shares with respect to which the Option is being exercised, and of the name or names in which the certificate for the Shares is to be issued, and by paying the purchase price for the Shares and any withholding tax required to be paid pursuant to paragraph 14 hereof. The purchase price shall be paid in cash or by certified check or bank cashier's check. Alternatively, to the extent permitted by the Committee at or prior to the time of exercise and in its sole discretion, the purchase price may be paid by delivering to the Company Shares (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by the Optionee having a Fair Market Value equal to the purchase price.

             E. Notwithstanding any other provision in this Plan, no Option may be exercised unless and until (i) this Plan has been approved by the stockholders of the Company, and (ii) the Shares to be issued upon the exercise thereof have been registered under the Securities Act of 1933 and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration. The Company shall not be under any obligation to register under applicable Federal or state securities laws any Shares to be issued upon the exercise of an Option granted hereunder, or to comply with an appropriate exemption from registration under such laws in order to permit the exercise of an Option or the issuance and sale of Shares subject to such Option. If the Company chooses to comply with such an exemption from registration, the certificates for Shares issued under the Plan may, at the direction of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the Shares represented thereby, and the Committee may also give appropriate stop-transfer instructions to the transfer agent of the Company.

             F. Any person exercising an Option or transferring or receiving Shares shall comply with all regulations and require-ments of any governmental authority having jurisdiction over the issuance, transfer or sale of securities of the Company or over the extension of credit for the purposes of purchasing or carrying any margin securities, or the requirements of any stock exchange on which the Shares may be listed, and as a condition to receiving any Shares, shall execute all such instruments as the Committee in its sole discretion may deem necessary or advisable.

             G. Each Option shall be subject to the requirement that if the Committee shall determine that the listing, registra-tion or qualification of the Shares subject to such Option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental or regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effective or obtained free of any condi-tions not acceptable to the Committee.

        10.  Effect of Termination of Employment or Death
             A. In the event of termination of an Optionee's employment by reason of such Optionee's death, disability, or retirement with the consent of the Board or in accordance with an applicable retirement plan, any outstanding Option held by such Optionee shall remain exercisable, only to the extent such Option was exercisable immediately prior to such termination of employment, at any time prior to its expiration date or, if earlier, the first anniversary of such termination of the Optionee's employment.

             B. If the Company terminates an Optionee's employ-ment, any outstanding Option held by such Optionee shall remain exercisable, only to the extent such Option was exercisable immediately prior to such termination of employment, at any time prior to its expiration date or, if earlier, thirty (30) days after such termination of the Optionee's employment by the Compa-ny, except that the Committee may, in its discretion, elect to permit exercise for a period ending on the earlier of the expira-tion date of the Option and a date ninety (90) days after such termination of the Optionee's employment by the Company as to the total number of Shares purchasable under the Option as of the date of termination.

             C. In the event that an Optionee's employment ceases for any reason other than death, disability, retirement with the consent of the Board or in accordance with an applicable retirement plan or termination by the Company, all rights of any kind under any outstanding Option held by such Optionee shall immediately lapse and terminate, except that the Committee may, in its discretion, elect to permit exercise for a period ending on the earlier of the expiration date of the Option and a date nine-ty (90) days after the termination of employment as to the total number of Shares purchasable under the Option as of the date of termination.

             D. Whether an authorized leave of absence or absence in military or government service shall constitute termination of employment shall be determined by the Committee. Transfer of employment between the Company and a Subsidiary corporation or between one Subsidiary corporation and another shall not constitute termination of employment.

        11.  No Special Employment Rights
             Nothing contained in the Plan or in any Option shall confer upon any Optionee any right with respect to the continua-tion of his or her employment by the Company or a Subsidiary or interfere in any way with the right of the Company or a Subsid-iary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of an Option.

        12.  Rights as a Shareholder
             An Optionee shall have no rights as a shareholder with respect to any Shares covered by an Option until the date of issuance of a certificate to him for such Shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date of issuance of such certificate.

        13.  Anti-Dilution Provisions
             A. In case the Company shall (i) declare a dividend or dividends on its Shares payable in shares of its capital stock,
(ii) subdivide its outstanding Shares, (iii) combine its outstanding Shares into a smaller number of Shares, or (iv) issue any shares of capital stock by reclassification of its Shares (including any such reclassification in connection with a consol-idation or merger in which the Company is the continuing corpora-
tion), the number of Shares authorized under the Plan will be adjusted proportionately. Similarly, in any such event, the Committee may make such adjustments in the number of Shares subject to unexercised Options and the option prices as it deems equitable.

             B. Each Optionee will be notified of any such adjustment and any such adjustment, or the failure to make such adjustment, shall be binding on the Optionee.

        14.  Withholding Taxes
             Whenever an Option is to be exercised under the Plan, the Company shall have the right to require the Optionee, as a condition of exercise of the Option, to remit to the Company an amount sufficient to satisfy the Company's (or a Subsidiary's) Federal, state and local withholding tax obligation, if any, that will, in the sole opinion of the Committee, result from the exercise. In addition, the Company shall, at the election of the Optionee, satisfy any such withholding tax obligation by retention of Shares issuable upon such exercise having a Fair Market Value on the date of exercise equal to the amount to be withheld.

        15.  Amendment of the Plan
             The Board may at any time and from time to time termi-nate or modify or amend the Plan in any respect, except that, without shareholder approval, the Board may not (a) materially increase the benefits accruing to participants under the Plan, (b) increase the number of Shares which may be issued under the Plan, or (c) modify the requirements as to eligibility for participation under the Plan. The termination or modification or amendment of the Plan shall not, without the consent of an Optionee, affect his rights under an Option previously granted to him. With the consent of the Optionee, the Board may amend an outstanding Option in a manner not inconsistent with the Plan.


        16.  Miscellaneous
             A. It is expressly understood that this Plan grants powers to the Committee but does not require their exercise; nor shall any person, by reason of the adoption of this Plan, be deemed to be entitled to the grant of any Option; nor shall any rights begin to accrue under the Plan except as Options may be granted hereunder.

             B. All expenses of the Plan, including the cost of maintaining records, shall be borne by the Company.

        17.  Governing Law
             This Plan and all rights hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

                        EXHIBIT 5

Opinion of Schnader Harrison Segal & Lewis of Harrisburg,
    Pennsylvania, Special Counsel to the Registrant, as to the Legality of the Shares of the Registrant's Stock Being
Registered

                      May 13, 1997




Board of Directors
Lake Ariel Bancorp, Inc.
Route 191, Box 67
Lake Ariel, Pennsylvania  18436

Gentlemen:

             We have been engaged as Special Counsel to Lake Ariel Bancorp, Inc. (the "Corporation") in connection with the offer and sale of 50,000 shares of its Common Stock, par value $.42 per share (the "Common Stock") pursuant to the Corporation's 1997 Stock Option Plan (the "Option Plan").

             We have prepared a Registration Statement on Form S-8 to be filed at the Securities and Exchange Commission in Washington, D.C. under the provisions and regulations of the Securities Act of 1933, as amended, relating to the offering of the Corporation of 50,000 shares of Common Stock. As Special Counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have reviewed the Corporation's Amended Articles of Incorporation and By-laws, as presently in effect. We have also reviewed copies of the Corporation's corporate minutes and other proceedings and records relating to the authorization and issuance of the Common Stock and such other documents and matters of law as we have deemed necessary in order to render this opinion.

             Based upon the foregoing, and in reliance thereon, it is our opinion that, in accordance with the terms and conditions of the offering as more fully described in the Prospectus, included as part of the Registration Statement, each of the shares of the Common Stock issued pursuant to the Registration Statement, will be duly authorized, legally and validly issued and outstanding, and fully paid and non-assessable on the basis of present Pennsylvania law.

              We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Prospectus, included as part of the Registration
Statement.

                                            Sincerely,



                             /s/ Schnader Harrison Segal & Lewis

                             SCHNADER HARRISON SEGAL & LEWIS

                            EXHIBIT 23A

           Consent of Schnader Harrison Segal & Lewis of
    Harrisburg, Pennsylvania, Special Counsel to the Registrant contained in the Opinion Letter at Exhibit 5

                            EXHIBIT 23B

              Consent of Parente, Randolph, Orlando,
               Carey & Associates, Certified Public
              Accountants, of Scranton, Pennsylvania

                CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated January 24, 1997, appearing on page
44 of Lake Ariel Bancorp, Inc.'s Annual Report on Form 10-K for the years ended December 31, 1996 and 1995.



              /s/  Parente, Randolph, Orlando, Carey & Associates
                   PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES




Scranton, Pennsylvania
May 13, 1997

                            EXHIBIT 24

       Power of Attorney given by the Officers and Directors of the Registrant found on Pages R-18 and R-19